EXHIBIT 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

Chief Executive Officer and President, CCF Holding Company

Leonard A. Moreland,

Chief Executive Officer & President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR-ENDING DECEMBER 31, 2007

Jonesboro, GA January 16, 2008:

	Three-months ended Dec. 31, 2007	Three-months ended Sept. 30, 2007	Three-months ended Dec. 31, 2006	Year-ended Dec. 31, 2007	Year-ended Dec. 31, 2006
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)
Total Assets	$422,781	$433,722	$425,886	$422,781	$425,886
CCF Net Income for the Period	$493	$1,308	$1,366	$4,114	$5,191
Net Interest Income for the Period	$4,042	$4,605	$4,711	$17,911	$18,722
Basic Earnings per Share for the Period	$0.14	$0.37	$0.38	$1.15	$1.43
Net Interest Margin	4.06%	4.52%	4.74%	4.43%	5.05%
Efficiency Ratio	71.16%	56.38%	55.66%	62.07%	56.66%
Total Loans (end of period)	$321,389	$326,329	$337,937	$321,389	$337,937
Non-Performing Loans (end of period)	$17,431	$4,400	$823	$17,431	$823
Non-Performing Assets(1) (end of period)	$22,429	$8,400	$3,515	$22,429	$3,515
Loan Loss Provision	$300	$150	$195	$740	$725

(1)	Defined as nonperforming loans, other real estate owned and repossessed assets.

	Three-months ended Dec. 31, 2007	Three-months ended Sept. 30, 2007	Three-months ended Dec. 31, 2006	Year-ended Dec. 31, 2007	Year-ended Dec. 31, 2006
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)	(audited in thousands except for percentages and earnings per share figures)
Loan Loss Reserve (end of period)	$4,081	$4,153	$4,015	$4,081	$4,015
Loan Loss Reserve to Non-performing Loans	23.41%	105.43%	487.85%	23.41%	487.85%
Total Deposit Accounts (end of period)	$346,383	$360,647	$366,028	$346,383	$366,028
Total Transaction Accounts(2) (end of period)	$221,663	$233,366	$190,701	$221,663	$190,701
Consolidated Equity (end of period)	$32,103	$32,364	$29,046	$32,103	$32,364

(2)	Defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts.

CCF HOLDING COMPANY, THE HOLDING COMPANY FOR HERITAGE BANK ANNOUNCES EARNINGS FOR THE QUARTER AND YEAR-ENDING DECEMBER 31, 2007

Earnings for the quarter ending December 31, 2007, were $493,000, or $0.14 per basic share. This represents a decrease of $873,000, or 64%, over earnings of $1.37 million, or $0.38 per basic share for the same quarter in 2006. For the year ending December 31, 2007, earnings were $4.11 million, or $1.15 per basic share, as compared to $5.19 million, or $1.43 per basic share, for the year ending December 31, 2006. Annualized return on average equity for the year ending December 31, 2007, was 13.18%, compared to 19.37% for the year ending December 31, 2006. The reduction in earnings year over year resulted from a reduction in new loan volume, an increase in non-performing loans, and write-downs of other real estate owned. The continuing deterioration of current residential construction and development activity in the Bank’s primary market area is causing extreme pressure on the Bank’s loan portfolio.

Fourth quarter 2007 earnings were impacted by the following:

1)	non-performing loans increased $13.0 million and the related charges to interest income totaled $460,000;

2)	other real estate assets were written down $358,000;

3)	the loan loss reserve provision of $300,000 during the fourth quarter represented an increase of $150,000 over the previous quarter ending September 30, 2007 which had provision expense of $150,000; and

4)	a one-time charge of $78,000 was recognized due to the planned relocation of the Eagles Landing Branch and the associated write-down of leasehold improvements at the current location.

The net interest margin declined during 2007 to 4.43%, down 62 basis points from 5.05% for the year ended December 31, 2006. The yield on earning assets decreased during the twelve-month period by 7 basis points from 8.15% at December 31, 2006, to 8.08% at December 31, 2007. For the same twelve-month period, the cost of funding increased 52 basis points from 3.20% at December 31, 2006, to 3.72% at December 31, 2007. The margin for the quarter ending December 31, 2007, was 4.06%, down 46 basis points from 4.52% at September 30, 2007 due primarily to the reduction in interest income of $460,000 as non-performing loans increased. Net interest income for the quarter-ending December 31, 2007, declined $563,000 from the prior quarter ending September 30, 2007 as average loans outstanding declined by $5.6 million and non-performing assets increased $14.0 million during the quarter.

Non-performing assets increased during the twelve-month period by $18.9 million, from $3.5 million at December 31, 2006, to $22.4 million at December 31, 2007. This resulted in a reduction of interest income of approximately $1.5 million annually. Due to the difficult operating environment for the foreseeable future, we expect to continue to see a negative impact on earnings from this trend.

A decline in net loans was noted for the quarter; however, loan originations for the quarter ending December 31, 2007, totaled $15.0 million, with $9.4 million in commercial loans, $4.1 million in construction loans and $1.5 million in consumer loans. For the quarter ending December 31, 2006, originations totaled $29.1 million with $12.8 million in commercial loans, $14.8 million in construction loans and $1.5 million in consumer loans. Net loan growth during 2007 was affected by payoffs of commercial and construction loans, which totaled $164 million.

The efficiency ratio for the twelve-months ending December 31, 2007, was 62.07%, an increase over the 57.25% ratio for the twelve-months ending December 31, 2006. Other expenses increased by $547,000, or 4.25%, in the year ending December 31, 2007, over the year ending December 31, 2006, due primarily to an increase in salaries and benefits expense.

Total non-performing assets at December 31, 2007 of $22.4 million were comprised of $5.0 million in other real estate and $17.4 million in non-accrual loans.

Other real estate totaling $5.0 million includes:

•	$1.8 million secured by 22.5 acres of commercial property in Fulton County, Georgia;

•	$1.5 million secured by five completed new construction single family detached homes located in Fayette County, Rockdale County and Pike County, Georgia;

•	$186,000 secured by twelve developed lots in Grantville, Georgia which are under contract with closing scheduled for January 2008;

•	$637,000 in nine partially completed new construction single family detached homes in Clayton County, Georgia;

•	$72,000 in a completed townhouse located in Clayton County, Georgia;

•	$202,000 in seven rental properties located in Spalding County, Georgia;

•	$581,000 secured by seven residential lots in Henry County and Rockdale County, Georgia.

Non-accrual loans totaling $17.4 million include:

•	$6.3 in loans secured by new construction single family detached homes in various stages of completion;

•	$7.6 million secured by developed vacant lots;

•	$2.5 million secured by one Acquisition and Development loan, property in Fayette County, Georgia;

•	$877,000 secured by land located in Coweta County and Newton County, Georgia;

•	$89,000 in six consumer loans secured by personal property.

The loan loss reserve was $4.1 million at December 31, 2007, equaling 1.27% of loans outstanding. Based on the Bank’s internal calculation, the allowance for loan losses is adequate. Management has increased its provision amounts due to the increase in non-performing loans. Evaluations of underlying collateral continue and impairment charges will be taken as they are identified. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans and non-performing assets, condition of borrowers, and continued monitoring of local economic conditions, as well as any other external factors.

Transaction accounts, defined as non-interest bearing demand deposit accounts, interest bearing demand deposit accounts and money market accounts, decreased $11.7 million in the quarter ending December 31, 2007, to $221.7 million, from $233.4 million at September 30, 2007. For the twelve-month period, from December 31, 2006, to December 31, 2007, transaction accounts increased by $31.0 million, or 16.2%, from $190.7 million at December 31, 2006, to $221.7 million at December 31, 2007. Repurchase accounts, a cash management product offered to business customers, decreased $1.2 million, or 5.9%, for the quarter ending December 31, 2007, from $21.1 million at September 30, 2007, to $19.9 million at December 31, 2007. For the twelve-month period ending December 31, 2007, these accounts increased $11.6 million or 139.2%, from $8.3 million at December 31, 2006. Time deposit account balances have declined in the three-month period by $2.6 million, from $122.9 million at September 30, 2007, to $120.3 million at December 31, 2007. For the twelve-month period, ending December 31, 2007, time accounts decreased $50.4 million from $170.7 million at December 31, 2006, to $120.3 million at December 31, 2007 as funds shifted into high yielding money market accounts during 2007.

Consolidated equity increased $3.1 million, or 10.5%, for the Company during the twelve-month period from December 31, 2006, to December 31, 2007. This increase is attributed to earnings for the twelve-month period, net of cash dividends totaling $1.34 million paid to shareholders, and an improvement of $871,000 in the market value of the Bank’s securities portfolio and a 7% prime floor purchased in 2006. The Company declared a dividend of $0.10 per share for the quarter ending December 31, 2007.

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The company’s stock is traded on The Nasdaq Capital Market under the symbol “CCFH.” For more information, visit the Heritage Bank website at www.heritagebank.com. The information contained in this press release should be reviewed in conjunction with the Company’s Annual Report on Form 10-K when available on the EDGAR system.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the potential effects of the write-down discussed above, as to which there are numerous risks and uncertainties that generally are beyond our control. Some of these risks include the possibility that our estimate of the effect of the write-down on earnings per share or of the market value and prospects of the property in question are incorrect, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.